loanDepot announces second quarter 2023 financial results

Company reports second consecutive quarter of sequential double-digit revenue growth and ongoing cost productivity gains resulting in significant narrowing of net loss
•Revenue up 31% or $63.9 million from first quarter 2023, primarily driven by higher pull through weighted lock volume and gain on sale margin.
•Total expenses increased 5% or $15.7 million from first quarter 2023, primarily driven by Vision 2025 related costs and higher direct costs attributable to increased origination volumes, partially offset by cost productivity.
•Quarterly net loss narrowed by 46% to $49.8 million, or $42.0 million, from first quarter 2023 net loss of $91.7 million primarily due to increased revenues and cost productivity.
•Adjusted net loss for the second quarter of 2023 was $34.3 million as compared to $60.2 million for the first quarter of 2023.
•Company continues to maintain strong liquidity profile, exiting the quarter with cash balance of $719.1 million.

IRVINE, Calif., August 8, 2023 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), today announced results for the second quarter ended June 30, 2023.

“loanDepot continues to make significant progress against the strategic imperatives laid out in our Vision 2025 plan,” said President and Chief Executive Officer Frank Martell. “We delivered our second successive quarter of strong top line growth and margin expansion on a sequential basis, and at the same time, continued to drive cost productivity and operating leverage. Importantly, we reduced our sequential quarterly net loss by $66.0 million in the first quarter of 2023 and by $42 million in the second quarter.

“While we continue the work of resetting our cost structure to align with generationally low unit volumes, we are also focused on the other pillars of Vision 2025, including capturing opportunities inherent in our strategy to expand purpose-driven lending that supports first-time homebuyers and diverse communities. During 2022, loanDepot ranked as the country’s third largest mortgage lender for all minorities1. Home ownership is a bedrock of the American Dream and plays a vital role in helping to build strong, stable communities, and further deepening our support for diverse and first-time homebuyers is a critical component of our Vision 2025 plan,” Martell added.

“As we move forward in the second half of 2023, we plan to continue maintaining a strong liquidity position and aggressively reduce our costs,” said Chief Financial Officer, David Hayes. “Importantly, we are also investing in critical operating platforms, which we expect will deliver higher levels of automation and operating leverage and position us for additional growth and margin expansion in 2024.”

1 Based on 2022 Home Mortgage Disclosure Act (HMDA) data collected by the Consumer Financial Protection Bureau (CFPB).

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands except per share data) (Unaudited)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Rate lock volume	$8,973,666	$8,468,435	$19,596,763	$17,442,101	$49,588,215
Pull through weighted lock volume(1)	6,057,179	5,325,488	12,412,894	11,382,667	32,212,939
Loan origination volume	6,273,543	4,944,337	15,995,055	11,217,880	37,545,786
Gain on sale margin(2)	2.75%	2.43%	1.16%	2.61%	1.62%
Pull through weighted gain on sale margin(3)	2.85%	2.26%	1.50%	2.57%	1.89%
Financial Results
Total revenue	$271,833	$207,901	$308,639	$479,734	$811,949
Total expense	330,148	314,484	560,657	644,632	1,166,913
Net loss	(49,759)	(91,721)	(223,822)	(141,480)	(315,141)
Diluted loss per share	$(0.13)	$(0.25)	$(0.66)	$(0.38)	$(0.93)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$275,709	$226,190	$273,273	$501,899	$777,877
Adjusted net loss	(34,329)	(60,247)	(168,863)	(94,623)	(250,255)
Adjusted EBITDA (LBITDA)	6,499	(29,336)	(191,510)	(22,838)	(265,916)
(1)Pull through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Operational Highlights
•Quarterly non-volume related expenses increased $2.2 million since the first quarter of 2023, primarily due to higher Vision 2025 related expenses and legal accruals.
•Incurred expenses related to the Vision 2025 plan of $6.8 million during the quarter, including $4.5 million of personnel related expenses and $2.3 million of lease and other asset impairment charges. Vision 2025 expenses totaled $2.6 million in the first quarter of 2023.
•Accrued $7.5 million of legal expenses related to the settlement of outstanding litigation.
•Pull through weighted lock volume of $6.1 billion for the three months ended June 30, 2023, an increase of $0.7 billion or 14% from the first quarter of 2023, resulting in quarterly total revenue of $271.8 million, an increase of $63.9 million, or 31%, over the same period.
•Loan origination volume for the second quarter of 2023 was $6.3 billion, an increase of $1.3 billion or 27% from the first quarter of 2023.
•Purchase volume increased to 73% of total loans originated during the second quarter, up from 71% of total loans originated during the first quarter of 2023 and up from 59% of total loans originated during the second quarter of 2022.

•For the three months ended June 30, 2023, our preliminary organic refinance consumer direct recapture rate2 increased to 69% from the first quarter’s refinance rate of 67%. This highlights the efficacy of our marketing efforts, the strength of our customer relationships, and the value of our servicing portfolio for adjacent and complementary revenue opportunities.
•Net loss for the second quarter of 2023 of $49.8 million as compared to net loss of $91.7 million in the first quarter of 2023. Net loss decreased quarter over quarter primarily due to an increase in revenues and operating efficiency benefits.
•Adjusted EBITDA for the second quarter of 2023 was positive $6.5 million as compared to adjusted LBITDA of negative $29.3 million for the first quarter of 2023. Adjusted EBITDA (LBITDA) excludes the impact of interest expense on non-funding debt, fair value changes of our mortgage servicing rights, net of hedging results, impairment charges, and other operating expenses.

Outlook for the third quarter of 2023
•Origination volume of between $5 billion and $7 billion.
•Pull-through weighted rate lock volume of between $5.5 billion and $7.5 billion.
•Pull-through weighted gain on sale margin of between 245 basis points and 285 basis points.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Due to changes in valuation inputs or assumptions	$26,138	$(21,368)	$98,795	$4,771	$297,792
Due to collection/realization of cash flows	(41,619)	(34,657)	(66,380)	(76,276)	(143,502)
Realized gains (losses) on sales of servicing rights	7,021	140	(2,493)	7,161	7,540
Net (loss) gain from derivatives hedging servicing rights	(30,014)	3,079	(63,429)	(26,936)	(263,720)
Changes in fair value of servicing rights, net	$(38,474)	$(52,806)	$(33,507)	$(91,280)	$(101,890)

Servicing fee income	$117,737	$118,961	$117,326	$236,699	$228,385

2 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Balance at beginning of period	$2,016,568	$2,025,136	$2,078,187	$2,025,136	$1,999,402
Additions	75,866	59,295	180,455	135,161	450,215
Sales proceeds, net	(78,191)	(11,838)	(86,464)	(90,030)	(399,314)
Changes in fair value:
Due to changes in valuation inputs or assumptions	26,138	(21,368)	98,795	4,771	297,792
Due to collection/realization of cash flows	(41,619)	(34,657)	(66,380)	(76,276)	(143,502)
Balance at end of period (1)	$1,998,762	$2,016,568	$2,204,593	$1,998,762	$2,204,593
(1)Balances are net of $13.3 million, $12.2 million, and $9.1 million of servicing rights liability as of June 30, 2023, March 31, 2023, and June 30, 2022, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun-23 vs Mar-23	Jun-23 vs Jun-22

Servicing portfolio (unpaid principal balance)	$142,479,870	$141,673,464	$155,217,012	0.6%	(8.2)%

Total servicing portfolio (units)	482,266	475,765	507,231	1.4	(4.9)

60+ days delinquent ($)	$1,192,377	$1,282,432	$1,511,871	(7.0)	(21.1)
60+ days delinquent (%)	0.8%	0.9%	1.0%

Servicing rights, net to UPB	1.4%	1.4%	1.4%

As of June 30, 2023, approximately $115.3 million, or 0.1%, of our servicing portfolio was in active forbearance. This represents a decrease from $174.0 million, or 0.1%, as of March 31, 2023.

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun-23 vs Mar-23	Jun-23 vs Jun-22
Cash and cash equivalents	$719,073	$798,119	$954,930	(9.9)%	(24.7)%
Loans held for sale, at fair value	2,256,551	2,039,367	4,656,338	10.6	(51.5)
Servicing rights, at fair value	2,012,049	2,028,788	2,213,700	(0.8)	(9.1)
Total assets	6,203,504	6,190,791	9,195,187	0.2	(32.5)
Warehouse and other lines of credit	2,046,208	1,830,319	4,265,343	11.8	(52.0)
Total liabilities	5,406,160	5,349,629	7,981,324	1.1	(32.3)
Total equity	797,344	841,162	1,213,863	(5.2)	(34.3)

An increase in loans held for sale at June 30, 2023, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.9 billion at June 30, 2023 and $4.1 billion at March 31, 2023. Available borrowing capacity was $1.7 billion at June 30, 2023.

Consolidated Statements of Operations

($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
REVENUES:
Interest income	$33,060	$27,958	$62,722	$61,017	$115,687
Interest expense	(30,209)	(26,760)	(39,923)	(56,969)	(79,813)
Net interest income	2,851	1,198	22,799	4,048	35,874

Gain on origination and sale of loans, net	154,335	108,152	146,562	262,487	509,692
Origination income, net	18,332	12,016	39,108	30,349	98,181
Servicing fee income	117,737	118,961	117,326	236,699	228,385
Change in fair value of servicing rights, net	(38,474)	(52,806)	(33,507)	(91,280)	(101,890)
Other income	17,052	20,380	16,351	37,431	41,707
Total net revenues	271,833	207,901	308,639	479,734	811,949

EXPENSES:
Personnel expense	157,799	141,027	296,569	298,826	642,563
Marketing and advertising expense	34,712	35,914	60,837	70,626	162,350
Direct origination expense	17,224	17,378	33,996	34,603	87,153
General and administrative expense	54,817	56,134	63,927	110,951	113,675
Occupancy expense	6,099	6,081	9,388	12,180	18,784
Depreciation and amortization	10,721	10,026	11,323	20,747	21,867
Servicing expense	5,750	4,834	10,741	10,583	32,252
Other interest expense	43,026	43,090	33,140	86,116	47,533
Goodwill impairment	—	—	40,736	—	40,736
Total expenses	330,148	314,484	560,657	644,632	1,166,913

Loss before income taxes	(58,315)	(106,583)	(252,018)	(164,898)	(354,964)
Income tax benefit	(8,556)	(14,862)	(28,196)	(23,418)	(39,823)
Net loss	(49,759)	(91,721)	(223,822)	(141,480)	(315,141)
Net loss attributable to noncontrolling interests	(26,316)	(48,813)	(122,894)	(75,130)	(179,472)
Net loss attributable to loanDepot, Inc.	$(23,443)	$(42,908)	$(100,928)	$(66,350)	$(135,669)

Basic loss per share	$(0.13)	$(0.25)	$(0.66)	$(0.38)	$(0.93)
Diluted loss per share	$(0.13)	$(0.25)	$(0.66)	$(0.38)	$(0.93)

Consolidated Balance Sheets

($ in thousands)	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$719,073	$798,119	$863,956
Restricted cash	61,294	90,084	116,545
Accounts receivable, net	68,581	99,381	145,279
Loans held for sale, at fair value	2,256,551	2,039,367	2,373,427
Derivative assets, at fair value	80,382	84,624	39,411
Servicing rights, at fair value	2,012,049	2,028,788	2,037,447
Trading securities, at fair value	93,442	95,561	94,243
Property and equipment, net	82,677	88,877	92,889
Operating lease right-of-use asset	34,040	35,362	35,668
Prepaid expenses and other assets	129,675	139,904	155,982
Loans eligible for repurchase	647,418	672,458	634,677
Investments in joint ventures	18,322	18,266	20,410
Total assets	$6,203,504	$6,190,791	$6,609,934

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,046,208	$1,830,319	$2,146,602
Accounts payable and accrued expenses	407,356	449,641	488,696
Derivative liabilities, at fair value	8,790	35,662	67,492
Liability for loans eligible for repurchase	647,418	672,458	634,677
Operating lease liability	56,552	57,837	61,675
Debt obligations, net	2,239,836	2,303,712	2,289,319
Total liabilities	5,406,160	5,349,629	5,688,461
EQUITY:
Total equity	797,344	841,162	921,473
Total liabilities and equity	$6,203,504	$6,190,791	$6,609,934

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Loan origination volume by type:
Conventional conforming	$3,323,678	$2,893,821	$10,392,730	$6,217,499	$26,105,003
FHA/VA/USDA	2,337,946	1,678,591	3,658,309	4,016,537	7,626,820
Jumbo	148,077	131,066	1,595,843	279,143	3,383,547
Other	463,842	240,859	348,173	704,701	430,416
Total	$6,273,543	$4,944,337	$15,995,055	$11,217,880	$37,545,786

Loan origination volume by purpose:
Purchase	$4,552,919	$3,512,771	$9,500,164	$8,065,690	$17,530,930
Refinance - cash out	1,614,747	1,324,239	5,669,205	2,938,986	15,498,840
Refinance - rate/term	105,877	107,327	825,686	213,204	4,516,016
Total	$6,273,543	$4,944,337	$15,995,055	$11,217,880	$37,545,786

Loans sold:
Servicing retained	$3,943,845	$3,277,707	$10,568,649	$7,221,552	$27,691,365
Servicing released	2,134,024	2,118,874	7,342,889	4,252,898	13,088,211
Total	$6,077,869	$5,396,581	$17,911,538	$11,474,450	$40,779,576

Loan origination margins:
Gain on sale margin	2.75%	2.43%	1.16%	2.61%	1.62%

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss its earnings results.

The conference call can also be accessed by dialing (888) 440-6385 using conference ID number 2021948. Please call five minutes in advance to ensure that you are connected prior to the call. A replay of the webcast and transcript will also be made available on the Investor Relations website following the conclusion of the event, or can be accessed by dialing (800) 770-2030 following the conclusion of the event through September 7, 2023.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share (if dilutive), and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs and related hedging gains and losses as they add volatility and are not indicative of the Company’s operating performance or results of operation. We also exclude stock-based compensation expense, which is a non-cash expense, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense)”, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C shares to Class A common stock. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Total net revenue	$271,833	$207,901	$308,639	$479,734	$811,949
Change in fair value of servicing rights, net of hedging gains and losses(1)	3,876	18,289	(35,366)	22,165	(34,072)
Adjusted total revenue	$275,709	$226,190	$273,273	$501,899	$777,877
(1)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net loss attributable to loanDepot, Inc.	$(23,443)	$(42,908)	$(100,928)	$(66,350)	$(135,669)
Net loss from the pro forma conversion of Class C common shares to Class A common shares (1)	(26,316)	(48,813)	(122,894)	(75,130)	(179,472)
Net loss	(49,759)	(91,721)	(223,822)	(141,480)	(315,141)
Adjustments to the benefit for income taxes(2)	6,916	13,316	31,952	20,120	46,663
Tax-effected net loss	(42,843)	(78,405)	(191,870)	(121,360)	(268,478)
Change in fair value of servicing rights, net of hedging gains and losses(3)	3,876	18,289	(35,366)	22,165	(34,072)
Stock-based compensation expense	5,754	5,926	4,712	11,679	7,021
Gain on extinguishment of debt	(39)	—	—	(39)	(10,528)
Loss on disposal of fixed assets	751	261	—	1,012	—
Goodwill impairment	—	—	40,736	—	40,736
Other impairment (recovery)	686	(345)	5,963	341	5,963
Tax effect of adjustments(4)	(2,514)	(5,973)	6,962	(8,421)	9,103
Adjusted net loss	$(34,329)	$(60,247)	$(168,863)	$(94,623)	$(250,255)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.
(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to income tax benefit reflect the effective income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.28%	6.28%	5.00%	5.78%	5.00%
Effective income tax rate	26.28%	27.28%	26.00%	26.78%	26.00%
(3)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.
(4)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items. Reporting periods after June 30, 2022 include the income tax effect of excess tax benefits or deficiencies on vested RSUs.  Prior periods were adjusted to conform to current presentation.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net loss attributable to loanDepot, Inc.	$(23,443)	$(42,908)	$(100,928)	$(66,350)	$(135,669)
Adjusted net loss	(34,329)	(60,247)	(168,863)	(94,623)	(250,255)

Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	173,908,030	170,809,818	153,822,380	172,358,924	146,415,135
Assumed pro forma conversion of weighted average Class C shares to Class A common stock	148,597,745	149,210,417	165,281,304	149,535,576	173,245,208
Adjusted diluted weighted average shares outstanding	322,505,775	320,020,235	319,103,684	321,894,500	319,660,343

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
	(Unaudited)			(Unaudited)
Net loss	$(49,759)	$(91,721)	$(223,822)	$(141,480)	$(315,141)
Interest expense - non-funding debt (1)	43,026	43,090	33,140	86,116	47,533
Income tax benefit	(8,556)	(14,862)	(28,196)	(23,418)	(39,823)
Depreciation and amortization	10,721	10,026	11,323	20,747	21,867
Change in fair value of servicing rights, net of hedging gains and losses(2)	3,876	18,289	(35,366)	22,165	(34,072)
Stock-based compensation expense	5,754	5,926	4,712	11,679	7,021
Loss on disposal of fixed assets	751	261	—	1,012	—
Goodwill impairment	—	—	40,736	—	40,736
Other impairment (recovery)	686	(345)	5,963	341	5,963
Adjusted EBITDA (LBITDA)	$6,499	$(29,336)	$(191,510)	$(22,838)	$(265,916)

(1)Represents other interest expense, which includes gain on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights attributable to changes in assumptions, net of hedging gains and losses.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, its business strategies, including the Vision 2025 plan, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, operations and financial performance. You can identify these statements by the use of words such as "outlook," "potential," "continue," "may," "seek," "approximately," "predict," "believe," "expect," "plan," "intend," "estimate," “project,” or "anticipate" and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as "will," "should," "would" and "could." These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the risks in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a digital commerce company committed to serving its customers throughout the home ownership journey. Since its launch in 2010, loanDepot has revolutionized the mortgage industry with a digital-first approach that makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the nation's largest non-bank retail mortgage lenders, loanDepot enables customers to achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. With headquarters in Southern California and offices nationwide, loanDepot is committed to serving the communities in which its team lives and works through a variety of local, regional and national philanthropic efforts.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR